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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated April 12, 1999, and to all references to our Firm included in or made a part of this registration statement of Nuveen Municipal Money Market Fund, Inc. (formerly Nuveen Tax-Free Reserves, Inc.)



                                       ARTHUR ANDERSEN LLP



Chicago, Illinois
June 21, 1999